Exhibit 21 to

Form 10-K for 2004

Subsidiaries of the Registrant

(as of February 28, 2005)

Subsidiary Name	State of Incorporation or Formation
BRHI Inc.	Delaware
Cincinnati Bell Telephone Company LLC	Ohio
Cincinnati Bell Telecommunications Services LLC	Ohio
Cincinnati Bell Extended Territories LLC	Ohio
ZoomTown.com Inc.	Ohio
Cincinnati Bell Wireless Company	Ohio
Cincinnati Bell Wireless Holdings LLC	Delaware
Cincinnati Bell Wireless LLC	Ohio
BRFS LLC	Delaware
Cincinnati Bell Any Distance Inc.	Delaware
Cincinnati Bell Public Communications Inc.	Ohio
BRCOM Inc.	Delaware
BCSI Inc.	Delaware
Cincinnati Bell Technology Solutions Inc.	Ohio
BCSIVA Inc.	Virginia
BRWSVCS LLC	Delaware
IXC Business Services, LLC	Delaware
IXC Internet Services, Inc.	Delaware
BRWL, LLC	Delaware
Mutual Signal Holding Corporation	Delaware
Mutual Signal Corporation	New York
Mutual Signal Corporation of Michigan	New York
MSM Assoc. Limited Partnership	Delaware
Cincinnati Bell Complete Protection Inc.	Ohio